UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

UDR, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 283-6120

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The financial results and related information of UDR, Inc. (the “Company” or “UDR”) for the quarter and full year ended December 31, 2011 are as follows:

Overview

The Company generated Funds from Operations (FFO) of $80.2 million or $0.35 per diluted share for the quarter ended December 31, 2011, as compared to $53.4 million or $0.28 per diluted share in the fourth quarter of 2010. Excluding all one-time items, the Company’s fourth quarter 2011 FFO-Core would have been $0.34 per diluted share. See the reconciliation below for further detail.

For the twelve-months ended December 31, 2011, UDR generated FFO of $1.28 per diluted share as compared to $1.09 per diluted share for the twelve-months ended December 31, 2010. Excluding all one-time items, the Company’s 2011 FFO-Core would have been $1.28 per diluted share. See the reconciliation below for further detail.

	Q4 2011	Q4 2010	YTD 2011	YTD 2010
FFO- Core per diluted share	$0.34	$0.28	$1.28	$1.13
Acquisition-related costs	(0.006)	(0.001)	(0.028)	(0.016)
JV financing and acquisition fee	0.004	0.005	0.011	0.006
Restructuring charges	(0.001)	(0.035)	(0.006)	(0.038)
Storm-related expenses	—	—	—	(0.004)
Costs associated with debt extinguishment	(0.002)	—	(0.021)	(0.007)
Gain on sale of assets/marketable securities	0.014	—	0.046	—
Other	—	0.025	—	0.027
FFO- Reported per diluted share	$0.35	$0.28	$1.28	$1.09

A reconciliation of FFO to GAAP Net Income can be found below under the heading “Other Information.”

Operations

Same-store net operating income increased 7.7 percent year-over-year for the fourth quarter 2011 while same-store revenue increased 5.3 percent over the same period. Same-store physical occupancy decreased 40 basis points to 95.1 percent as compared to the prior year period. Same-store expenses increased 0.5 percent driven by an increase in utilities costs and real estate taxes. The rate of turnover increased to an annualized rate of 50 percent from 47 percent in the fourth quarter of 2010.

Summary Same-Store Results Fourth Quarter 2011 versus Fourth Quarter 2010

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same-Store Portfolio[1]	Same-Store Occupancy[2]	Number of Same-Store Homes[3]
Western	6.1%	-2.1%	10.1%	38.0%	94.6%	11,801
Mid-Atlantic	4.6%	1.5%	5.9%	30.4%	95.8%	10,130
Southeastern	4.6%	3.6%	5.2%	23.3%	94.9%	12,272
Southwestern	6.2%	-0.8%	11.4%	8.3%	95.1%	4,477

Total	5.3%	0.5%	7.7%	100.0%	95.1%	38,680

[1]	Based on QTD 2011 NOI.
[2]	Average same-store occupancy for the quarter.
[3]

During the fourth quarter, 38,680 apartment homes, or approximately 82 percent of 47,343 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, the Company’s same-store NOI increased by 2.3 percent driven by increased revenues of 0.2 percent and a 3.9 percent decrease in same-store expenses during the fourth quarter of 2011.

For the twelve-months ended December 31, 2011, the Company’s same-store revenue increased 4.1 percent as compared to the prior year while expenses increased 1.4 percent, resulting in a same-store NOI increase of 5.6 percent as compared to the prior year period. Year-over-year occupancy decreased by 20 basis points to 95.5 percent.

Summary Same-Store Results YTD 2011 versus YTD 2010

Region	Revenue Growth/ Decline	Expense Growth/ Decline	NOI Growth/ Decline	% of Same-Store Portfolio[1]	Same-Store Occupancy[2]	Number of Same-Store Homes[3]
Western	4.5%	0.1%	6.6%	37.5%	95.0%	11,361
Mid-Atlantic	4.2%	1.6%	5.5%	31.0%	96.2%	10,130
Southeastern	3.4%	3.0%	3.7%	23.0%	95.2%	11,901
Southwestern	4.3%	0.8%	6.8%	8.5%	95.7%	4,477

Total	4.1%	1.4%	5.6%	100.0%	95.5%	37,869

[1]	Based on YTD NOI.
[2]	Average same-store occupancy for YTD 2011.
[3]

During 2011, 37,869 apartment homes, or approximately 80 percent of 47,343 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent year.

Technology Platform

Improving the Company’s operational efficiency, while increasing resident satisfaction, are the compelling factors for our continued investment in technology. The Company’s technology platform has gained acceptance and recognition from our residents as shown by the following utilization rates:

Established Technology Initiatives:	December 2011	December 2010
Resident payments received via ACH	77%	79%
Service requests entered through MyUDR.com	79%	79%
Move-ins initiated via an internet source	57%	62%
Renewals completed electronically	86%	81%

Development and Redevelopment Activity

As previously announced during the fourth quarter of 2011, the Company acquired land for its Village at Bella Terra development project in Huntington Beach, CA. The newly started community is projected to include 467 homes, cost $150 million and be completed in the second quarter of 2013.

In addition, the Company acquired a land parcel adjacent to its Vitruvian ParkSM development in Addison, TX for $4.7 million and a land parcel adjacent to its Garrison Square community in the Boston metro area for $4.6 million.

Joint Venture Investment Activity

As previously announced on December 21, 2011, the Company and its joint venture partner Kuwait Finance House (“KFH”) acquired 1301 Thomas Circle in Washington, D.C. for $153.8 million. The 292-home apartment community is located in the Logan Circle neighborhood near the 14th Street Corridor, is within minutes of the Mt. Vernon Square and McPherson Metro Stations and is near the Company’s wholly-owned Andover House community. The 10-story community was completed in 2006, is well-amenitized, has a 256-space parking garage and had an average monthly income per occupied home of $2,740 at the time of acquisition.

Following the purchase of 1301 Thomas Circle, there remained approximately $169 million of investment capacity under the terms of the joint venture agreement.

Disposition Activity

During the fourth quarter of 2011, the Company sold nine communities containing 2,331 homes for $275.4 million in total gross proceeds, bringing full-year 2011 asset dispositions to $593.9 million. At the time of the fourth quarter dispositions, total income per occupied home for the communities sold averaged $1,065 per month. The fourth quarter dispositions were located in a variety of markets including the Eastern Shore of Maryland, Raleigh, the East Bay area of San Francisco, the Inland Empire, San Diego, Houston and San Antonio.

Capital Markets Activity

During the fourth quarter of 2011, the Company completed a number of debt related activities aimed at managing its near term maturities and capital costs.

As previously announced, on October 25, 2011, the Company entered into a new $900 million unsecured revolving credit facility, replacing its prior $600 million facility. The new facility has an initial term of four years, includes a one-year extension option and contains an accordion feature that allows the Company to increase the facility to $1.35 billion.

Based on the Company’s credit ratings at the time of closing, the credit facility carried an interest rate equal to LIBOR plus a spread of 122.5 basis points and a facility fee of 22.5 basis points.

Coinciding with the closing of the new revolving credit facility, the Company amended and re-priced its $250 million unsecured term loan due in January 2016. The term loan was re-priced to LIBOR plus 142.5 basis points from LIBOR plus 200 basis points and its underlying covenants were aligned with those of UDR’s new revolving credit facility.

In addition, the Company prepaid a $100.0 million secured mortgage at par in November. The mortgage had an interest rate of 6.78 percent and was originally due in May of 2012.

In the fourth quarter of 2011, the Company raised $15.5 million of equity through the sale of approximately 630 thousand shares at a weighted average net price of $24.67 per share under its “At the Market” equity offering program. In 2011, the Company raised a total of $989 million of equity from a combination of “At the Market” proceeds, a secondary offering completed in July and the issuance of operating partnership units.

Balance Sheet

At December 31, 2011, UDR had $738.7 million in availability through a combination of cash and undrawn capacity on its credit facilities. Potential sources of additional capital include the Company’s $5.0 billion of unencumbered assets (on a historical non-depreciated cost basis), 7.4 million shares available for issuance under its “At the Market” equity offering program in addition to $400 to $600 million in expected dispositions in 2012.

UDR’s total indebtedness at December 31, 2011 was $3.9 billion. The Company ended the fourth quarter with fixed-rate debt representing 73 percent of its total debt, a total blended interest rate of 4.0 percent and a weighted average maturity of 4.4 years. UDR’s fixed charge coverage ratio (adjusted for non-recurring items) was 2.6 times at year-end 2011 versus 2.3 times a year ago.

Post Quarter Activity

Joint Venture Investment Activity

On January 12, 2012, UDR formed a second real estate joint venture with MetLife (UDR/MetLife II) wherein each party owns a 50 percent interest in a $1.3 billion portfolio of 12 operating communities containing 2,528 apartment homes.

The 12 operating communities in the joint venture include seven communities from the Company’s first real estate joint venture with MetLife (UDR/MetLife I) formed on November 8, 2010, while the remaining five communities were newly acquired by UDR/MetLife II. The newly acquired communities, collectively known as Columbus Square, are recently developed, high-rise apartment buildings located on the Upper West Side of Manhattan and were purchased for $630 million.

With the closing of UDR/MetLife II, the original joint venture between the parties, UDR/MetLife I, now comprises 19 operating communities containing 3,930 homes as well as 10 vacant land parcels. Historical cost of the venture is $1.8 billion and the Company’s weighted average ownership interest in the UDR/MetLife I operating communities is now 12.6 percent and 4.0 percent for the land parcels in the venture.

Capital Markets Activity

On January 5, 2012, the Company priced a ten-year, $400 million offering of 4.625 percent senior unsecured notes under its existing shelf registration. The notes will mature on January 10, 2022. A portion of this offering was used to repay $100 million of 5 percent unsecured debt originally due in January 2012.

In addition, the Company prepaid a $30.6 million mortgage at par in January 2012 that was secured by its 21 Chelsea community in Manhattan.

In January 2012, the Company raised $29.1 million of equity through the sale of approximately 1.2 million shares at a weighted average net price of $24.68 per share under its “At the Market” equity offering program.

Statement of Operations Information

UDR

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except per share amounts	2011	2010	2011	2010
Rental income	$187,999	$152,396	$691,263	$574,084
Rental expenses:
Real estate taxes and insurance	22,776	18,376	84,007	70,762
Personnel	15,076	13,445	56,617	51,696
Utilities	10,248	7,946	37,405	31,564
Repair and maintenance	9,843	8,571	37,155	32,386
Administrative and marketing	4,227	3,964	15,411	14,643
Property management	5,169	4,191	19,009	15,788
Other operating expenses	1,580	1,465	5,990	5,773
	68,919	57,958	255,594	222,612
Non-property income:
Loss from unconsolidated entities	(2,092)	(1,447)	(6,352)	(4,204)
Gain on sale of investments	1,396	4,725	7,069	4,725
Interest and other income (1)	3,406	2,049	10,353	7,777

	2,710	5,327	11,070	8,298
Other expenses:
Real estate depreciation and amortization	97,975	74,842	356,011	275,615
Interest	39,030	35,432	151,144	140,869
Amortization of convertible debt premium	—	776	1,077	1,204
Other debt charges (2)	550	83	4,602	3,530

Total interest	39,580	36,291	156,823	145,603
Acquisition-related costs	57	186	4,828	2,865
Severance charges	317	6,803	1,342	6,803
General and administrative	5,747	10,597	35,440	39,845
Other depreciation and amortization	919	1,088	3,931	4,843
	144,595	129,807	558,375	475,574
Loss from continuing operations	(22,805)	(30,042)	(111,636)	(115,804)
Income from discontinued operations	70,923	725	132,221	9,216

Consolidated net income/(loss)	48,118	(29,317)	20,585	(106,588)
Net (income)/loss attributable to non-controlling interests	(1,620)	861	(562)	3,689

Net income/(loss) attributable to UDR, Inc.	46,498	(28,456)	20,023	(102,899)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(932)	(3,724)	(3,726)
Distributions to preferred stockholders — Series G	(1,377)	(1,437)	(5,587)	(5,762)
(Premium)/discount on preferred stock repurchases, net	—	—	(175)	25
Net income/(loss) attributable to common stockholders	$44,190	$(30,825)	$10,537	$(112,362)

Earnings/(loss) per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders	$(0.12)	$(0.17)	$(0.60)	$(0.73)
Income from discontinued operations	$0.33	$0.00	$0.66	$0.06
Net Income/(loss) attributable to common stockholders	$0.20	$(0.17)	$0.05	$(0.68)
Common distributions declared per share	$0.2150	$0.185	$0.800	$0.730
Weighted average number of common shares outstanding — basic and diluted	217,823	180,743	201,294	165,857

(1)	Includes $3.2 million and $1.7 million of management fees from joint ventures during the three months ended December 31, 2011 and 2010 and $9.6 million and $3.2 million during the twelve months ended December 31, 2011 and 2010.
(2)	Write-off of deferred financing costs on early debt extinguishment, including $0 and $599 write-off of convertible debt premium for the three and twelve months ended December 31, 2010.

Other Information

UDR

Funds From Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except per share amounts	2011	2010	2011	2010
Net income/(loss) attributable to UDR, Inc.	$46,498	$(28,456)	$20,023	$(102,899)
Distributions to preferred stockholders	(2,308)	(2,369)	(9,311)	(9,488)
Real estate depreciation and amortization, including discontinued operations	98,513	81,922	370,343	303,446
Non-controlling interests	1,620	(861)	562	(3,689)
Real estate depreciation and amortization on unconsolidated joint ventures	2,983	2,323	11,631	5,698
Net gain on the sale of depreciable property in discontinued operations, excluding RE3	(68,045)	(49)	(123,217)	(4,048)
(Premium)/discount on preferred stock repurchases, net	—	—	(175)	25
Funds from operations (“FFO”) — basic	$79,261	$52,510	$269,856	$189,045

Distribution to preferred stockholders — Series E (Convertible)	931	932	3,724	3,726
Funds from operations — diluted	$80,192	$53,442	$273,580	$192,771

FFO per common share — basic	$0.35	$0.28	$1.29	$1.10

FFO per common share — diluted	$0.35	$0.28	$1.28	$1.09

Weighted average number of common shares and OP Units outstanding — basic	227,248	186,041	208,896	171,569
Weighted average number of common shares, OP Units, and common stock equivalents outstanding — diluted	232,405	191,651	214,086	176,900

FFO is defined as net income (computed in accordance with GAAP), excluding impairment write-downs of depreciable real estate or of investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

RE3 gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce profits which differ from the traditional long-term investment in real estate for REITs.

Balance Sheet Information

UDR

Consolidated Balance Sheets

In thousands, except share and per share amounts	December 31, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS
Real estate owned:
Real estate held for investment	$7,825,725	$6,198,667
Less: accumulated depreciation	(1,831,157)	(1,505,626)

	5,994,568	4,693,041
Real estate under development
(net of accumulated depreciation of $570 and $0)	248,176	97,912
Real estate held for disposition
(net of accumulated depreciation of $0 and $132,700)	—	452,068

Total real estate owned, net of accumulated depreciation	6,242,744	5,243,021
Cash and cash equivalents	12,503	9,486
Marketable securities	—	3,866
Restricted cash	24,634	15,447
Deferred financing costs, net	30,068	27,267
Notes receivable	—	7,800
Investment in unconsolidated joint ventures	213,040	148,057
Other assets	198,365	74,596

Total assets	$6,721,354	$5,529,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,891,553	$1,808,746
Secured debt — real estate held for disposition	—	154,924
Unsecured debt	2,026,817	1,603,834
Real estate taxes payable	13,397	14,585
Accrued interest payable	23,208	20,889
Security deposits and prepaid rent	35,516	26,046
Distributions payable	51,019	36,561
Deferred fees and gains on the sale of depreciable property	29,100	28,943
Accounts payable, accrued expenses, and other liabilities	95,485	105,925
Total liabilities	4,166,095	3,800,453
Redeemable non-controlling interests in operating partnership	236,475	119,057
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued and outstanding (2,803,812 shares at December 31, 2010)	46,571	46,571
3,264,362 shares of 6.75% Series G Cumulative Redeemable issued and outstanding (3,405,562 shares at December 31, 2010)	81,609	85,139
Common stock, $0.01 par value; 250,000,000 shares authorized
219,650,225 shares issued and outstanding (182,496,330 shares at December 31, 2010)	2,197	1,825
Additional paid-in capital	3,340,470	2,450,141
Distributions in excess of net income	(1,142,895)	(973,864)
Accumulated other comprehensive loss, net	(13,902)	(3,469)

Total stockholders’ equity	2,314,050	1,606,343
Non-controlling interest	4,734	3,687
Total equity	2,318,784	1,610,030
Total liabilities and stockholders’ equity	$6,721,354	$5,529,540

Forward Looking Statements

Certain statements made in this report may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park SM development, expectations concerning the joint ventures with KFH and MetLife, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, INC.

Date: February 7, 2012	By:	/s/ David L. Messenger
Name: David L. Messenger
Title: Senior Vice President and Chief Financial Officer